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                                  EXHIBIT 99.1

                                  PRESS RELEASE
                               DATED JUNE 5, 1998

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                               SHOPPING.COM NAMES
                                JOHN H. MARKLEY
                      PRESIDENT & CHIEF EXECUTIVE OFFICER


June 5, 1998 6:00 AM

Corona del Mar, CA., June 5, 1998/ -- Following the resignation of founder and President Chief Executive Officer Robert J. McNulty as the companies President, Chief Executive Officer and member of the Board of Directors, Shopping.com (OTC, IBUY), today announced the addition of Mr. John H. Markley in the position of President and Chief Executive Officer and Director.

"The Company is well positioned for the future with a strong management team and Board of Directors" stated Robert J. McNulty. "With John Markley as President and Chief Executive Officer the company will have the opportunity to reach its full potential in the burgeoning Internet marketplace."

"The Board of Directors of Shopping.com believe that John Markley is a strong leader able to take the company to the next plateau." Stated Frank Denny, Chairman of the Board of Shopping.com. "We are pleased to have John join this team of professionals."

Mr. Markley has over 25 years experience in the retail industry and has demonstrated expertise in directing corporate activities of public corporations as well as positioning start up companies for growth and expansion. Mr. Markley is the former Chairman of the Board and Chief Executive Officer of Pay N' Pak Home Centers a regional chain of 102 Home Improvement Centers in six Western states with annual sales in excess of $498 million. Mr. Markley also held the position of President and Chief Executive Officer of the W.R. Grace Western Region Home Center Division, building and managing a regional chain of 94 Home Improvement Centers operating in six Western states with annual sales in excess of $450 million. Prior to this, Mr. Markley was Executive Vice President & General Manager of Cashways Building Centers, a chain of 12 Home Improvement stores operating in three Western states with annual sales in excess of $100 million.

ABOUT SHOPPING.COM

Shopping.com, headquartered in Corona del Mar, CA, is an online retailer offering over a million-item selection of top brand name consumer products organized by category. Targeting both the consumer and commercial markets, and utilizing state-of-the-art proprietary systems technology, Shopping.com offers Internet shopper's products, ranging from computers, books and office products to CDs, with low prices and fast delivery using direct vendor shipping, secure on-line payment protection and customer friendly check-out services to provide a user-friendly web shopping experience.


Visit Shopping.com's Superstore website at www.shopping.com or for further information contact: Dr. Ogden Forbes, Chief of Knowledge and Research,
(714) 640-4393, oforbes"shopping.com